                                                                    EXHIBIT 99.1


        COHU REPORTS FOURTH QUARTER AND FULL YEAR 2003 OPERATING RESULTS

POWAY, Calif., January 28, 2004 -- Cohu, Inc. (NASDAQ:COHU) today announced improved sales of $40.9 million for the fourth quarter ended December 31, 2003 compared to $28.0 million for the fourth quarter of 2002 and $34.5 million for the third quarter of 2003. Pretax income in the fourth quarter of 2003 was $1.9 million compared to a pretax loss of $2.9 million for the fourth quarter of 2002 and a pretax loss of $715,000 in the third quarter of 2003. The net loss for the fourth quarter of 2003 was $2.2 million, or $0.10 per share compared to a net loss of $566,000 or $0.03 per share for the fourth quarter of 2002 and a net loss of $615,000 or $0.03 per share for the third quarter of 2003. The income tax provision for the fourth quarter of 2003 includes, among other items, a non cash valuation allowance on deferred tax assets recorded pursuant to accounting requirements.

Sales for the year ended December 31, 2003, were $138.6 million with a net loss of $47,000 or $0.00 per share. This compares to sales of $134.7 million and a net loss of $878,000 or $0.04 per share in 2002.

Orders for the fourth quarter of 2003 were $35.5 million compared to $34.5 million for the third quarter of 2003. Backlog was $37.5 million at December 31, 2003 compared to $42.9 million at September 30, 2003. Fourth quarter 2003 sales of semiconductor test handling equipment accounted for 82% of total sales. Sales of television cameras and related equipment were 10% of sales and metal detection and microwave communications equipment contributed 8% of sales.

James A. Donahue, President and Chief Executive Officer, stated, "Cohu's Q4 results reflect improved business at Delta Design, our semiconductor test handling operation. During the fourth quarter, we obtained customer acceptance and were able to recognize most of the revenue associated with shipments of our newest test handler, the Delta EDGE. Sales and orders for our second generation thermal test handling equipment, Summit ATC, remained steady through the quarter. Delta's Q4 orders were the highest in six quarters and handler unit orders, led by the Delta EDGE, increased 53% over the preceding quarter. Based on improved orders reported recently by certain ATE companies, there are signs that a recovery from the severe downturn in the semiconductor equipment industry is underway."

"We continued to make shipments of microwave communications equipment in connection with the $8.5 million contract received last year from the United Arab Emirates (UAE) Armed Forces by our Broadcast Microwave Services (BMS) unit. We currently expect deliveries to be completed in Q2 2004, with customer acceptance and revenue recognition possible in the same quarter, under this contract. We are pursuing additional opportunities for the advanced microwave communications technology used in this application, in similar border security applications throughout the Middle East."

Donahue concluded, "It was another challenging year for Cohu and during this extended downturn, we've consolidated operations and reduced costs, while continuing to make important investments in new product development, customer support and manufacturing capability. Despite another difficult year, Cohu reported improved operating results and enters 2004 in strong financial condition, with $108 million in cash and no debt. We are encouraged by recent positive indicators in the semiconductor equipment industry."

Cohu's Board of Directors approved a quarterly cash dividend of $0.05 per share payable on April 30, 2004 to shareholders of record on March 16, 2004. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release including statements concerning Cohu's expectations of industry conditions and 2004 operations are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues in a limited number of customers; intense competition in the semiconductor test handler industry; inventory write-offs; failure to obtain customer acceptance and recognize revenue; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; goodwill and intangible asset writedowns due to impairment testing required by accounting standards; Cohu's ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu's filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting their conference call on Wednesday, January 28, 2004 at 2:00 PM PST. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.
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COHU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)


                                                                      THREE MONTHS ENDED                 YEARS ENDED
                                                                          DECEMBER 31,                   DECEMBER 31,
                                                                     2003            2002            2003            2002
                                                                   ---------       ---------       ---------       ---------
Net sales                                                          $  40,891       $  28,014       $ 138,566       $ 134,720
Cost and expenses:
 Cost of sales                                                        25,871          18,117          91,662          85,047
 Research and development                                              6,653           8,371          24,724          32,465
 Selling, general and administrative                                   6,864           5,503          25,154          24,033
                                                                   ---------       ---------       ---------       ---------
                                                                      39,388          31,991         141,540         141,545
                                                                   ---------       ---------       ---------       ---------
Income (loss) from operations                                          1,503          (3,977)         (2,974)         (6,825)
Gain on sale of land held for future development                          --              --           7,873              --
Investment impairment write-down                                          --              --          (2,500)             --
Interest income                                                          429           1,111           2,254           3,247
                                                                   ---------       ---------       ---------       ---------
Income (loss) before income taxes                                      1,932          (2,866)          4,653          (3,578)
Income tax provision (benefit) (1)                                     4,100          (2,300)          4,700          (2,700)
                                                                   ---------       ---------       ---------       ---------
Net loss                                                           $  (2,168)      $    (566)      $     (47)      $    (878)
                                                                   =========       =========       =========       =========
Loss per share:
  Basic                                                            $   (0.10)      $   (0.03)      $   (0.00)      $   (0.04)
  Diluted                                                          $   (0.10)      $   (0.03)      $   (0.00)      $   (0.04)
Weighted average shares used in computing net loss per share:
  Basic                                                               21,337          20,844          21,151          20,752
  Diluted                                                             21,337          20,844          21,151          20,752
                                                                   ---------       ---------       ---------       ---------

(1) The income tax provision for the fourth quarter of 2003 includes, among other items, a non cash valuation allowance on deferred tax assets recorded pursuant to accounting requirements.



CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)


                                                   DECEMBER 31,   December 31,
                                                       2003          2002
                                                     --------      --------
Assets:
Current assets:
 Cash and investments                                $107,620      $107,184
 Accounts receivable                                   25,578        18,267
 Inventories                                           31,636        24,317
 Deferred taxes and other                               6,704        16,530
                                                     --------      --------
                                                      171,538       166,298
Note receivable                                         8,978         9,184
Property, plant & equipment, net                       30,683        33,770
Goodwill                                                8,340         8,340
Other assets                                            1,191         4,211
                                                     --------      --------
    Total assets                                     $220,730      $221,803
                                                     ========      ========
Liabilities & Stockholders' Equity:
Current liabilities:
 Deferred profit                                     $  4,132      $  5,231
 Other current liabilities                             22,685        20,528
                                                     --------      --------
                                                       26,817        25,759
Deferred taxes and other noncurrent liabilities         1,683         5,950
Stockholders' equity                                  192,230       190,094
                                                     --------      --------
    Total liabilities & equity                       $220,730      $221,803
                                                     ========      ========

For press releases and other information of interest to investors, please visit Cohu's website at www.cohu.com Contact: John Allen - Investor Relations (858) 848-8106